EXHIBIT 99.1

ENTERPRISE ELECTS HANLEY AS CHIEF COMMERCIAL OFFICER

Houston, Texas (November 20, 2025) – Enterprise Products Partners L.P. (NYSE:EPD) today announced that the board of directors of its general partner has elected Michael C. “Tug” Hanley as executive vice president and chief commercial officer with responsibility for all commercial functions for the partnership effective December 1, 2025.

Mr. Hanley joined Enterprise in 2006. His nearly twenty years of experience includes roles of increasing responsibility across our commercial businesses as well as the partnership’s scheduling, distribution and logistics functions. Enterprise’s commercial leadership team, which includes James P. Bany, senior vice president Crude Oil Pipeline and Terminals; F. Christopher D’Anna, senior vice president Petrochemical Services; Natalie K. Gayden, senior vice president Natural Gas; Justin Kleiderer, senior vice president Pipelines and Terminals; Zachary S. Strait senior vice president Unregulated NGLs and Tyler A. Cott, senior vice president Hydrocarbon Marketing, will report to Mr. Hanley who in turn will report to A.J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner.

“We believe Enterprise has assembled one of the most knowledgeable and innovative commercial teams in the midstream energy industry,” said Teague. “Tug has served in integral roles that have contributed to Enterprise’s successful growth and daily execution of serving customers over the past two decades. Tug has the experience and skills to collaboratively lead our commercial team while interacting with our engineering, operations and financial teams to ensure future successes for our partnership.”

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and marine terminals; crude oil gathering, transportation, storage and marine terminals; petrochemical and refined products transportation, storage and marine terminals; and a marine transportation business that operates on key U.S. inland and intracoastal waterway systems. The partnership’s assets currently include more than 50,000 miles of pipelines; over 300 million barrels of storage capacity for NGLs, crude oil, petrochemicals and refined products; and 14 billion cubic feet of natural gas storage capacity.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that Enterprise and its general partner expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from expectations, including required approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition, and other risk factors included in Enterprise’s reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, Enterprise does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Libby Strait, Investor Relations, (713) 381-4754 or (866) 230-0745, investor.relations@eprod.com

Rick Rainey, Media Relations (713) 381-3635, rrainey@eprod.com

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